Exhibit 99.1

Montauk Renewables Announces Second Quarter 2022 Results

PITTSBURGH, PENNSYLVANIA – August 9, 2022—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the second quarter ended June 30, 2022.

Second Quarter Financial Highlights:

•	Revenues of $67.9 million, increased 114.3% as compared to the second quarter of 2021

•	Net Income of $19.2 million, increased 511.7% as compared to the second quarter of 2021

•	Non-GAAP Adjusted EBITDA of $27.6 million, increased 435.0% as compared to the second quarter of 2021

•	RNG production of 1.5 million MMBtu, increased 3.7% as compared to the second quarter of 2021

Montauk’s second quarter revenue reflects an increase in the number of Renewable Identification Numbers (“RINs”) sold, primarily related to our first quarter of 2022 decision not to self-market a significant number of RINs due to our belief that the D3 RIN index volatility was temporary. To a lesser extent, an increase in natural gas commodity prices as well an increase in realized RIN prices also contributed to this increase. In the second quarter, our Board of Directors approved a capital improvement project to make upgrades to our Raeger facility that will increase production. This facility is currently being impacted by requirements to meet federal pipeline tariffs. The pipeline tariffs have resulted in limitations in our ability to process all existing feedstock. During the second quarter of 2022, we completed our analysis of process facility improvements necessary to meet these more stringent tariff requirements. We expect construction on this capital project to commence during the third quarter of 2022 and become commercially operational during the second half of 2023. More recently, we announced that we filed a provisional patent application pertaining to a combustion-based oxygen removal condensate neutralization technology we developed. The provisional patent covers a new low pH neutralization technology designed to mitigate unfavorable pH condensate that is produced when wastewater is removed from the biogas conversion process. Without a mitigating measure such as this technology, low pH can result in additional expenses to remedy damage associated with accelerated degradation in gas processing components, as well as downtime for equipment replacement and troubleshooting. We currently have this technology deployed at one of our RNG facilities.

Second Quarter Financial Results

Total revenues in the second quarter of 2022 were $67.9 million, an increase of $36.2 million (114.3%) compared to $31.7 million in the second quarter of 2021. An increase of 89.9% in realized RIN pricing during the second quarter of 2022 of $3.38 compared to $1.78 in second quarter of 2021 was the primary driver for this increase. Additionally, an increase in natural gas index prices of 153.4% in the second quarter of 2022 of $7.17 compared to $2.83 in second quarter of 2021 also contributed to the increase. Also impacting the increase are gains recognized in the second quarter of 2022 related to gas commodity hedging settlements of $1.6 million. Offsetting these increases were lower revenues recognized under counterparty sharing arrangements of $1.1 million in the second quarter of 2022 compared to $6.1 million in the second quarter of 2021. Operating and maintenance expenses for our Renewable Energy Generation facilities in the second quarter of 2022 were $3.8 million, an increase of $1.5 million (64.0%) compared to $2.3 million in the second quarter of 2021. The primary reason for the increase is related to scheduled preventative maintenance at our Bowerman facility. Total general and administrative expenses were $8.8 million in the second quarter of 2022, an increase of $1.4 million (19.2%) compared to $7.3 million in the second quarter of 2021. Operating profit in the second quarter of 2022 was $24.0 million, an increase of $24.5 million compared to an operating loss of $0.5 million in the second quarter of 2021. Net income in the second quarter of 2022 was $19.2 million, an increase of $23.9 million (511.7%) compared to a net loss of $4.7 million in the second quarter of 2021.

Second Quarter Operational Results

We produced 1.5 million Metric Million British Thermal Units (“MMBtu”) of RNG during the second quarter of 2022, an increase of 0.1 million compared to 1.4 million MMBtu produced in the second quarter of 2021. Our Pico facility production of RNG increased less than 0.1 million MMBtu in the second quarter of 2022 compared to the second quarter of 2021 as a result of improvements related to the existing digestion process. Our Galveston facility production of RNG increased less than 0.1 million MMBtu in the second quarter of 2022 compared to the second quarter of 2021, as a result of process efficiency gains. We produced approximately 47 megawatt hours (“MWh”) in Renewable Electricity in the second quarter of 2022, essentially unchanged as compared to the second quarter of 2021.

Updated 2022 Full Year Outlook:

•	RNG revenues expected to range between $200.0 and $220.0 million

•	RNG production volumes expected to range between 5.6 and 6.3 million MMBtu

•	Renewable Electricity revenues expected to range between $17.0 and $18.8 million

•	Renewable Electricity production volumes expected to range between 188 and 208 thousand MWh

Conference Call Information

The Company will host a conference call today at 5:00 p.m. ET to discuss results. The register for the conference call will be available via the following link:

•	https://register.vevent.com/register/BI2611881f7baf45ae9925f8ebaa4a4235

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://www.globenewswire.com/Tracker?data=Y4TDFztcDwpbxZZXF3BSurGlWjtiUxMZnx8-Ph-Yzfia1Gmi2qsn-sSbBhaRbgFp8n9p0n
J13-rCQgxxuctd_-Ie02bDgCBvisFDhElBlWQ= and on the Company’s website at https://ir.montaukrenewables.com after 8:00 p.m. Eastern time on the same day through August 9, 2023.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 15 operating projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Vice President, General Counsel and Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@GatewayIR.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to future results of operations, financial condition, expectations and plans of the Company, including expected benefits of the Pico feedstock amendment and the Montauk Ag project in North Carolina, the anticipated completion of the engine repairs at the Security facility the resolution of gas collection issues at the McCarty facility, our estimated and projected costs, expenditures, and growth rates, our plans and objectives for future operations, growth, initiatives, or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to:

risks related to the impact of the ongoing COVID-19 pandemic on our business, financial condition and results of operations; our ability to develop and operate new renewable energy projects, including with livestock farms; reduction or elimination of government economic incentives to the renewable energy market; delays in acquisition, financing, construction and development of new projects, including expansion plans into new areas such as agricultural waste; the inability to complete strategic development opportunities; general economic conditions outside our control including the impacts of supply chain disruptions, inflationary cost increases, and other macroeconomic factors; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; identifying suitable locations for new projects; reliance on interconnections to distribution and transmission products for our Renewable Natural Gas and Renewable Electricity Generation segments; our projects not producing expected levels of output; the anticipated benefits of the Raeger capital improvement project, Pico feedstock amendment and the Montauk Ag project in North Carolina and the anticipated completion of engine repairs at the Security facility; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology patent; resolution of gas collection issues at the McCarty facility; concentration of revenues from a small number of customers and projects; dependence on our landfill operators; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; decline in public acceptance and support of renewable energy development and projects; our expectations regarding federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy (“Environmental Attributes”); our expectations regarding Environmental Attribute and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act; our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs; profitability of our planned livestock farm projects; sustained demand for renewable energy; security threats, including cyber-security attacks; the need to obtain and maintain regulatory permits, approvals and consents; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, changing weather patterns and conditions, and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. . All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC. CONDENSED

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except share and per share data):

	As of June 30,	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$72,195	$53,266
Accounts and other receivables	23,998	9,338
Related party receivable	8,940	8,940
Current portion of derivative instrument	277	—
Prepaid expenses and other current assets	5,558	2,846
Assets held for sale	—	777

Total current assets	$110,968	$75,167
Restricted cash – non-current	$328	$328
Property, plant and equipment, net	176,077	180,893
Goodwill and intangible assets, net	13,660	14,113
Deferred tax assets	6,779	10,570
Non-current portion of derivative instrument	536	—
Operating lease right-of-use assets	203	305
Finance lease right-of-use assets	139	—
Other assets	5,561	5,104

Total assets	$314,251	$286,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,477	$4,973
Accrued liabilities	17,848	10,823
Income tax payable	134	—
Current portion of operating lease liability	156	296
Current portion of finance lease liability	76	—
Current portion of derivative instrument	1,807	650
Current portion of long-term debt	7,834	7,815

Total current liabilities	$32,332	$24,557
Long-term debt, less current portion	$67,465	$71,392
Non-current portion of operating lease liability	30	27
Non-current portion of finance lease liability	61	—
Non-current portion of derivative instrument	—	189
Asset retirement obligation	5,368	5,301
Other liabilities	4,125	2,721

Total liabilities	$109,381	$104,187

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 690,000,000 shares; 143,603,681 and 143,584,827 shares issued at June 30, 2022 and December 31, 2021, respectively; 141,290,748 and 141,015,213 shares outstanding at June 30, 2022 and at December 31, 2021, respectively	1,410	1,410
Treasury stock, at cost, 959,344 and 950,214 shares at June 30, 2022 and December 31, 2021, respectively	(10,904)	(10,813)
Additional paid-in capital	200,855	196,224
Retained earnings (deficit)	13,509	(4,528)

Total stockholders’ equity	$204,870	$182,293

Total liabilities and stockholders’ equity	$314,251	$286,480

MONTAUK RENEWABLES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share and per share data):

	Three Months Ended
	June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total operating revenues	$67,884	$31,674	$100,055	$63,121
Operating expenses:
Operating and maintenance expenses	$14,870	$13,187	$28,072	$23,830
General and administrative expenses	8,753	7,341	17,248	27,761
Royalties, transportation, gathering and production fuel	15,090	5,986	22,296	12,204
Depreciation, depletion and amortization	5,134	5,660	10,286	11,396
Gain on insurance proceeds	—	—	(313)	(82)
Impairment loss	69	—	120	626
Transaction costs	5	37	32	125

Total operating expenses	$43,921	$32,211	$77,741	$75,860
Operating income (loss)	$23,963	$(537)	$22,314	$(12,739)
Other expenses (income):
Interest expense	271	720	303	1,366
Net loss (gain) on sale of fixed assets	—	22	(293)	22
Other (income) expense	(25)	(12)	(40)	23

Total other expenses (income)	$246	$730	$(30)	$1,411
Income (loss) before income taxes	$23,717	$(1,267)	$22,344	$(14,150)
Income tax expense	4,565	3,385	4,307	4,767

Net income (loss)	$19,152	$(4,652)	$18,037	$(18,917)

Earnings (loss) per share:
Basic	$0.14	$(0.03)	$0.13	$(0.13)
Diluted	$0.13	$(0.03)	$0.13	$(0.13)
Weighted-average common shares outstanding:
Basic	141,129,457	141,015,213	141,087,699	141,015,213
Diluted	142,462,069	141,015,213	142,220,274	141,015,213

MONTAUK RENEWABLES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands):

	Three Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$18,037	$(18,917)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	10,286	11,396
Provision for deferred income taxes	3,791	4,262
Stock-based compensation	4,631	17,139
Derivative mark-to-market adjustments and settlements	156	(724)
Gain on property insurance proceeds	(313)	(82)
Earn out increase	1,403	—
Net (gain) loss on sale of assets	(293)	22
Accretion of asset retirement obligations	127	215
Amortization of debt issuance costs	212	271
Impairment loss	120	626
Changes in operating assets and liabilities:
Accounts and other receivables and other current assets	(17,989)	(3,553)
Accounts payable and other accrued expenses	6,604	590

Net cash provided by operating activities	$26,772	$11,245
Cash flows from investing activities
Capital expenditures	$(5,148)	$(4,469)
Asset acquisition	—	(4,142)
Proceeds from sale of assets	1,088	8
Proceeds from insurance recovery	313	82

Net cash used in investing activities	$(3,747)	$(8,521)
Cash flows from financing activities:
Repayments of long-term debt	(4,000)	(5,000)
Proceeds from initial public offering	—	15,593
Treasury stock purchase	(91)	(10,813)
Loan to Montauk Holdings Limited	—	(7,140)
Finance lease payments	(4)	—

Net cash used in financing activities	$(4,095)	$(7,360)
Net increase (decrease) in cash and cash equivalents and restricted cash	$18,930	$(4,636)
Cash and cash equivalents and restricted cash at beginning of period	$53,612	$21,559

Cash and cash equivalents and restricted cash at end of period	$72,542	$16,923

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$72,195	$16,350
Restricted cash and cash equivalents—current	19	—
Restricted cash and cash equivalents—non-current	328	573

	$72,542	$ 16,923

MONTAUK RENEWABLES, INC.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net (loss) income, which is the most directly comparable GAAP measure, for the three months ended June 30, 2022 and 2021:

	For the three months ended June 30,
	2022	2021
Net income (loss)	$19,152	$(4,652)
Depreciation and amortization	5,134	5,660
Interest expense	271	720
Income tax expense	4,565	3,385

Consolidated EBITDA	29,122	5,113
Impairment loss	69	—
Transaction costs	5	37
Unrealized gains on hedging activities	(1,644)	—

Adjusted EBITDA	$27,552	$5,150

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net (loss) income, which is the most directly comparable GAAP measure, for the six months ended June 30, 2022 and 2021:

	For the six months ended June 30,
	2022	2021
Net income (loss)	$18,037	$(18,917)
Depreciation and amortization	10,286	11,396
Interest expense	303	1,366
Income tax expense	4,307	4,767

Consolidated EBITDA	32,933	(1,388)
Impairment loss	120	626
Transaction costs	32	125
Net gain on sale of assets	(293)	—
Unrealized losses on hedging activities	1,807	—

Adjusted EBITDA	$34,599	$(637)